UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014 (November 3, 2014)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 627-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, on August 5, 2013, Spectra Energy Corp (“Spectra Energy”) entered into a Contribution Agreement (as amended, the “Contribution Agreement”) with Spectra Energy Partners, LP (“SEP”), pursuant to which Spectra Energy agreed to contribute to SEP substantially all of its interests in its subsidiaries that own U.S. transmission and storage and liquids assets and to assign to SEP its interests in certain related contracts (the “Dropdown Transactions”).

As previously disclosed, pursuant to the Contribution Agreement, on November 1, 2013, Spectra Energy and SEP completed the closing of substantially all of the Dropdown Transactions (the “First Closing”), with the remaining closings of the Dropdown Transactions expected to occur at least 12 months following the First Closing (the “Second Closing”) and at least 12 months following the Second Closing (the “Third Closing”).

Pursuant to the Contribution Agreement, on November 3, 2014, Spectra Energy and SEP completed the Second Closing, which resulted in SEP’s acquisition of:

(i)	an additional 24.95% interest in Southeast Supply Header, LLC (“SESH”), an approximate 290-mile natural gas transmission system, with associated compressor stations, owned jointly by Spectra Energy, SEP, CenterPoint Energy, Inc., Enable Midstream Partners, LP and certain of their respective affiliates, giving SEP a 49.9% interest in that system (with Spectra Energy’s remaining 0.1% interest in SESH to be contributed to SEP at the Third Closing); and

(ii)	Spectra Energy’s remaining 1% interest in Steckman Ridge, LP, a 12 billion cubic foot depleted reservoir storage facility located in south central Pennsylvania, resulting in Steckman Ridge, LP being owned 50% by SEP and 50% by NJR Steckman Ridge Storage Company.

In connection with the Second Closing, SEP paid to Spectra Energy aggregate consideration consisting of 4,287,987 newly issued common units issued to certain subsidiaries of Spectra Energy. Also, in connection with the Second Closing, SEP issued 85,760 newly issued general partner units to Spectra Energy Partners (DE) GP, LP, the general partner of SEP (the “General Partner”), in exchange for 85,760 common units tendered by the General Partner in order to maintain its 2% general partner interest in SEP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ J. Patrick Reddy
J. Patrick Reddy
Chief Financial Officer

Date: November 6, 2014